EXHIBIT 99.1

5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT: Sheila Stuewe Sstuewe@AdvanceAutoParts.com (540) 561-3281

ADVANCE AUTO PARTS ACHIEVES STRONG FIRST QUARTER RESULTS

~ Gross Margin Climbed 179 Basis Points to 45.3% Compared To 43.5% Last Year. ~

~ Comparable Store Sales Rose 1.1% On Top of 7.8% Last Year ~

~ Raising Earnings Per Share Guidance ~

Roanoke, Virginia, May 14, 2003 — Advance Auto Parts, Inc. (NYSE: AAP) today announced it achieved earnings per diluted share of $0.14 for the first quarter ended April 19, 2003 after non-recurring expenses of $0.84 per diluted share. The early repayment of debt resulted in non-recurring expenses of $0.79 per diluted share. The remaining non-recurring expense of $0.05 per diluted share reflects the first quarter expense of integrating Discount Auto Parts. During the first quarter last year, the Company produced earnings per diluted share of $0.34 after integration expense.

Comparable earnings per diluted share rose by 78.2% to $0.98 in the first quarter from $0.55 last year. Comparable results do not include the non-recurring expenses associated with the early prepayment of debt and the integration of Discount Auto Parts, as reconciled on the accompanying statements. The Company uses this non-GAAP, comparable measure as an indication of its earnings from recurring operations and believes it is important to the Company’s stockholders due to the non-recurring nature and significance of the excluded expenses.

On April 15, 2003, the Company redeemed all $405 million of its then-outstanding 10.25% senior subordinated notes and 12.875% senior discount debentures. The debt was repaid, in part, with an additional $350 million in bank debt. The remaining funds came from free cash flow generated in the first quarter. The redemption of this high interest bearing debt will save approximately $14 million in before-tax interest expense in the remaining three-quarters of 2003 and approximately $20 million in 2004.

Sales increased 2.9% in the first quarter to $1,033.5 million compared to $1,004.1 million last year. Same store sales grew 1.1% in the first quarter on top of a strong 7.8% in the same period last year. The Discount Auto Parts stores, which are in the comparable store base this year, produced a comparable increase of 3.2% during the first quarter over 5.1% last year.

Gross margin increased 179 basis points to 45.3% in the first quarter compared to 43.5% last year as the Company reaped the benefits of its category management initiatives and leveraged its logistics expenses. Comparable selling, general, and administrative expense rose by only

12 basis points as the Company managed its expenses during a tough sales environment. On a GAAP basis, selling, general and administrative expense declined to 38.1% from 38.7% last year, as the integration expenses associated with Discount Auto Parts acquisition declined to $3.4 million compared to $10.6 million last year.

Comparable operating income increased 32.2% in the first quarter to $77.9 million from $58.9 million in the same quarter last year, generating an operating margin increase of over 160 basis points to 7.5%. On a GAAP basis, operating income increased 54.1% to $74.5 million.

Comparable net income rose 86% in the first quarter to $36.0 million from $19.3 million in the first quarter last year. On a GAAP basis, net income declined to $5.0 million, which includes $30.9 million of after-tax non-recurring expenses for the early repayment of debt and Discount Auto Parts’ integration expenses, compared to $12.1 million last year.

Commenting on the first quarter results, Larry Castellani, the Company’s Chairman and Chief Executive Officer, said, “Despite the impact of the winter storms that effected most of our trade area, our team members produced solid results for the quarter. Our strong gross margin improvement clearly demonstrates that our category management and supply chain initiatives are producing strong results.”

During the first quarter, the Company generated $94.1 million in free cash flow. Free cash flow is calculated as cash provided by operating activities reduced by cash used in investing activities. The $94.1 million in free cash flow did not include the non-recurring cash expense of $36.9 million associated with the early redemption of the Company’s high interest bearing debt. Including these non-recurring cash expenses, the Company generated $57.2 million in free cash flow. The Company used the free cash flow to reduce its total debt by $54.4 million and ended the quarter with $681.1 million in total debt. The Company anticipates generating $150 million in free cash flow in 2003, which includes the $36.9 million of non-recurring expense, and ending the year with approximately $590 million in total debt.

During the quarter 33 new stores were opened, 12 stores were relocated, and 12 stores were closed resulting in an ending store count of 2,456. During the first quarter of 2002, the Company opened 17 stores and closed 122, 119 of these stores were Discount Auto Parts stores that overlapped with Advance stores that were closed as part of the integration. The Company expects to open approximately 125 new stores in 2003 and close approximately 25 under-performing stores with a net increase of 4% in total square footage.

The Company increased its comparable earnings per diluted share guidance for the second quarter to a range of $1.01 to $1.05 compared to $.77 for the same quarter last year. The Company also raised its comparable earnings per diluted share guidance for the 2003-year to a range of $3.85 to $3.95 compared to its previous guidance of $3.55, which had been adjusted for the impact of the debt pre-payment, all compared to $2.68 per diluted share in 2002. This guidance excludes the non-recurring expenses of the bond refinancing, integration expenses, and the positive effect of the 53rd week. On a GAAP basis, the Company raised its earnings per diluted share guidance to $2.90 to $3.00, which includes the non-recurring expenses associated with the pre-payment of debt outlined above and integration expenses related to the Discount Auto Parts acquisition.

The Company will host a conference call tomorrow, May 15, 2003, at 8:00 a.m. Eastern Standard Time to discuss its first quarter results. To listen to the live webcast please log on to http://www.advanceautoparts.com. The call will be archived on the Company’s website: http://www.advanceautoparts.com until June 11, 2003.

Advance Auto Parts, Inc., based in Roanoke, Va., is the second largest retailer of automotive parts in the United States. At April 19, 2003, the Company had 2,456 stores in 37 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These Statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables To Follow-

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	April 19, 2003	December 28, 2002	April 20, 2002
Assets
Current assets:
Cash and cash equivalents	$24,738	$13,885	$65,287
Receivables, net	101,483	102,574	114,356
Inventories, net	1,066,366	1,048,803	1,015,848
Other current assets	42,936	20,210	41,328

Total current assets	1,235,523	1,185,472	1,236,819
Property and equipment, net	716,804	728,432	720,309
Assets held for sale	26,394	28,346	53,033
Other assets, net	11,130	22,975	39,043

	$1,989,851	$1,965,225	$2,049,204

Liabilities and Stockholders' Equity
Current liabilities:
Bank overdrafts	$—	$869	$—
Current portion of long-term debt	20,775	10,690	19,404
Accounts payable	520,472	470,740	517,340
Accrued expenses	200,508	208,176	186,639
Other current liabilities	35,779	32,101	33,640

Total current liabilities	777,534	722,576	757,023
Long-term debt	660,314	724,832	863,457
Other long-term liabilities	65,857	49,461	37,232
Total stockholders' equity	486,146	468,356	391,492

	$1,989,851	$1,965,225	$2,049,204

NOTE: These balance sheets do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Operations

Sixteen Week Periods Ended

(in thousands, except per share data)

	April 19, 2003
	GAAP	Adjustment for Non-recurring Items		Comparable 2003
Net sales	$1,033,537	$—		$1,033,537
Cost of sales, including purchasing and warehousing costs	565,728	—		565,728

Gross profit	467,809	—		467,809
Selling, general and administrative expenses	393,276	(3,381	)(a)	389,895

Operating income	74,533	3,381		77,914

Other, net:
Interest expense	(19,567)	—		(19,567)
Loss on extinguishment of debt	(46,887)	46,887	(b)	—

Other income, net	118	—		118

Total other, net	(66,336)	46,887		(19,449)

Income before provision for income taxes	8,197	50,268		58,465
Provision for income taxes	3,156	19,353	(c)	22,509

Net income	$5,041	$30,915		$35,956

Net income per share:
Basic	$0.14	$0.86		$1.00
Diluted	0.14	0.84		0.98
Average common shares outstanding (d)	35,903	35,903		35,903
Dilutive effect of stock options	716	716		716

Average common shares outstanding—assuming dilution	36,619	36,619		36,619

(a)	Represents the non-recurring merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the deferred loan costs, unamortized discounts and the premiums paid upon the complete repurchase and retirement of our outstanding bonds.
(c)	This adjustment reflects the tax impact for the non-recurring items discussed above at a 38.5% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At April 19, 2003, we had 36,331 shares outstanding.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Operations

Sixteen Week Periods Ended

(in thousands, except per share data)

	April 20, 2002
	GAAP	Adjustment for Non-recurring Items		Comparable 2002
Net sales	$1,004,087	$—		$1,004,087
Cost of sales, including purchasing and warehousing costs	567,579	—		567,579

Gross profit	436,508	—		436,508
Selling, general and administrative expenses	388,154	(10,565	)(a)	377,589

Operating income	48,354	10,565		58,919

Other, net:
Interest expense	(27,598)	—		(27,598)
Loss on extinguishment of debt	(1,266)	1,266	(b)	—
Other income, net	273	—		273

Total other, net	(28,591)	1,266		(27,325)

Income before provision for income taxes	19,763	11,831		31,594
Provision for income taxes	7,667	4,590	(c)	12,257

Net income	$12,096	$7,241		$19,337

Net income per share:
Basic	$0.36	$0.21		$0.57
Diluted	0.34	0.21		0.55
Average common shares outstanding (d)	33,833	33,833		33,833
Dilutive effect of stock options	1,289	1,289		1,289

Average common shares outstanding—assuming dilution	35,122	35,122		35,122

(a)	Represents the non-recurring merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the ratable portion of deferred loan costs associated with the prepayment of bank debt.
(c)	This adjustment reflects the tax impact for the non-recurring items discussed above at a 38.8% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At April 20, 2002, we had 34,985 shares outstanding.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.